Exhibit 99.2

RCN CORPORATION

Confidentiality and Non-Competition Agreement

PERSONAL AND CONFIDENTIAL

May 12, 2005

Mr. Michael Sicoli

2301 N. Richmond Street

Arlington, VA 22207

Dear Mike:

On behalf of RCN Telecom Services (“RCN”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer and President. Your reporting location as of your start date, which is estimated to be on or about May 23, 2005, will be in Virginia.

Your compensation will be as follows:

1.	Annual base salary of $225,000.00 (“Base Salary”) paid on a bi-weekly basis with performance-based salary reviews every March beginning March 2006. Direct Deposit of paychecks is strongly encouraged.

2.	Participation in RCN’s Short Term Performance Incentive Plan. Your annual incentive bonus will be awarded based upon performance by RCN against company goals and your individual achievements during each applicable calendar year. Your target bonus is 40% of your Base Salary (“Target Bonus”). You must be an active employee at the time RCN generally pays bonuses to its employees to be eligible for a payout when it is made.

3.	Subject to the terms and conditions of an equity related plan adopted by RCN, and subject to Compensation Committee approval, you will be granted an equity award with the terms and conditions specified on Exhibit A hereto promptly after the adoption of the equity plan.

4.	Benefits are made available to the employees of RCN. We will enclose an entire benefits summary and package in a follow-up FedEx package. Your benefit enrollment forms must be submitted (via our on-line self service tool, once employed) within the first 31 days of employment. As CFO, you are eligible to accrue four (4) weeks’ vacation on an annual basis. During 2005, your vacation accrual will be prorated from your start date through December 31, 2005. At the end of 2005, you will be allowed to carry over up to two weeks of unused vacation without penalty. Beginning after 2005, you will be subject to the Company’s general policy on vacation carry over.

This offer is contingent upon the successful completion of background verification, references and satisfactory results of a drug screening as determined by RCN. Please contact Sterling Testing at (800) 899-2272 press 3 for Client Services to schedule an appointment nearest you. This drug screen should be scheduled within 48 hours of your receipt and acceptance of this letter. You will want to bring the drug-testing form enclosed in your offer letter packet (that we will send you) with you to the medical facility.

You warrant that you are not a party to any non-competitive agreements or any confidentiality agreements that would restrict you from working with our company. If you are a party to any said agreements, you agree to indemnify RCN for any demonstrated loss, damage or claims with respect thereto.

You specifically acknowledge that execution of this offer letter does not constitute a contract of employment between you and RCN or any of its subsidiaries or affiliates and that you are an “at-will” employee of RCN. However, if during 2005 RCN terminates your employment for any reason other than Just Cause (as defined on Exhibit A) (other than due to your death or Disability (as defined on Exhibit A)) or you terminate for Good Reason (as defined on Exhibit A), you will be entitled to continued payment of your Base Salary for twelve (12) months. You will also be entitled to receive a pro rated portion of your Target Bonus (based upon the portion of 2005 that has elapsed as of your date of termination), which such payment shall be made at the time RCN pays 2005 bonuses to employees generally. In addition, for twelve (12) months following any such termination, RCN shall provide you and your eligible dependants (through an RCN plan or through COBRA at active employee contribution levels) with continued health and dental coverage under all medical and dental plans in which you and such dependants participated immediately prior to such termination, as well as continued AD&D and Basic Life Insurance coverage. The receipt of these severance payments is contingent upon your execution, delivery and non-revocation of a general release in a form reasonably satisfactory to RCN. Starting January 1, 2006, you will be subject to the severance policy of RCN that applies to your position. In the event RCN does not adopt such a policy prior to 2006, your severance entitlement set forth in this Agreement shall continue in effect until such a policy is adopted. In addition to the foregoing, you shall be entitled to the benefits set forth in Exhibit B attached hereto. RCN’s severance obligations for terminations occurring prior to the later of December 31, 2005 or RCN’s adoption of a severance policy applicable to your position and its obligations to you under Exhibit B shall be binding upon its successors and assigns.

RCN shall indemnify you and hold you harmless for your actions as an employee of RCN and its affiliates to the same extent as other senior executive officers of RCN.

We hope you find this offer acceptable. If so, please sign this offer letter and return it to me, no later than Friday, May 13, 2005. You may keep a copy for your reference.

I believe that you will find this position within RCN to be interesting, challenging, and rewarding. I am certain that we will benefit by having you as part of our team!

Sincerely,

Theresa M Perniciaro

Senior Director, Human Resources

Acknowledged and agreed this 12th day of May, 2005.

/s/ Michael Sicoli
Michael Sicoli

2

PROPRIETARY/NON-SOLICITATION/NON-DISCLOSURE AGREEMENT

In consideration of and for employment in any capacity with RCN Telecom Services and/or any of its subsidiaries and/or affiliates (collectively called “RCN” in this Agreement), and for the wages or fees paid to me in the course of my employment, and my eligibility to participate in certain benefits programs, I (“I” or “me”) expressly covenant and agree as follows:

1. I will not, at any time, either while employed at RCN or any time after my employment ends, use or divulge to any person, firm, corporation or any other entity any information received by me during the course of my employment which is deemed to be proprietary or confidential information. Such information includes any personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy, reports, software, operating systems, programming information, flowcharts, databases, marketing strategies, photographs, trade secrets, pricing strategies, manuals, business plans, forecasts, accounts and supplier, budgets, inventions, copyrightable works, customers, prospective customers, source codes, or any similar information or other information relating to the affairs of RCN in any manner whatsoever (herein, “Proprietary Information”). All Proprietary Information will be kept confidential by me and will not be revealed to anyone without the prior written permission of a duly authorized officer of RCN. Proprietary Information shall not include information, which is publicly disclosed by law or in response to a court order, or is already or becomes publicly available through no breach of this agreement by me or a third party without a confidentiality obligation. I acknowledge that Proprietary Information is the property of RCN. I also agree that while I am employed by RCN, I will not directly or indirectly own, operate, manage, control, consult for, be employed by, assist, render services for or invest in a business which competes with RCN in any of RCN’s businesses (other than owning up to a 2% interest in a public company).

2. I will not at any time while employed at RCN and for a period of one (1) years immediately following the end of my employment, regardless of whether my separation from RCN is voluntary or involuntary, directly solicit, employ or retain as a consultant, interfere with or entice away from RCN any other employee or exclusive consultant of RCN, or otherwise assist in inducing an employee or exclusive consultant to leave the Company, including but not limited to supplying information regarding such employee or consultant to any other entity. I will also not, during such one-year period, solicit or accept from any Customer business of the type performed by RCN. “Customer” means anyone, who is a customer at my termination, or anyone who was a customer during the 12-month period preceding my termination, or any prospective customer to whom RCN has proposed business during such 12-month period.

3. I agree, during and after my employment, not to make any public statement reflecting adversely on the Company or its business prospects. I also agree that any work or materials produced by me during the course of my employment with RCN shall be considered a “work for hire” under the Copyright Act of 1976, and shall be the sole and exclusive property of RCN, and I hereby transfer all right, title and interest in such work to RCN.

4. I also understand and agree that I will be considered to be engaging in activity prohibited by this Agreement if I am employed by or become affiliated (whether as a partner, officer, agent, director, shareholder, consultant or employee) with any person, firm or corporation that engages in any activity that is in competition with any business that RCN is involved in, but only to the extent that such activity utilizes and/or divulges Proprietary Information. Otherwise, I am free to seek employment with any person, firm or company or within any industry at or upon my separation from RCN, as long as my employment does not violate any of the commitments made by me in this Agreement. The term “shareholder” is not intended to include shares of stock held or owned by me in public companies, as long as I do not own or control more than two percent (2%) of the stock in or of such public company.

5. I understand that my ability to maintain Privileged Information is essential to RCN. As such, I agree that monetary damages will not be sufficient to compensate RCN in the event of any breach or threatened breach by me of any of the provisions of Paragraphs 1 through 4 above. Should I violate or threaten to violate any of the provisions of this Agreement, I understand and agree that RCN will be entitled to an injunction to stop me from continuing such breach or threatened breach. In addition, I agree that proper jurisdiction and location (known as “venue”) for the enforcement of this Agreement will be in the federal or state courts having jurisdiction over agreements like this and located in Princeton, New Jersey, at RCN’s sole option.

6. THIS AGREEMENT DOES NOT CONSTITUTE A CONTRACT OF EMPLOYMENT BETWEEN RCN AND ME.

7. I certify that I have read and understand each of the terms and conditions set forth in this Agreement and have been given an opportunity to consider its obligations and ask questions about it before signing.

8.	All terms of this agreement shall expire 12 months following the end of my employment with RCN.

Employee Signature	/s/ Michael Sicoli	Date May 12, 2005
Michael Sicoli

Exhibit A

Equity Compensation Terms and Certain Definitions

(a) The Company hereby agrees to grant you at least 66,667 shares of common stock, par value $0.01 per share (“Stock”) plus the number of shares equal to (A) the product of (i) the excess, if any, of the fair market value of a share of Stock as determined by the Board (the “FMV”) on the date of grant of the Restricted Stock Award over $18.95 and (ii) 133,333, (B) divided by two times the FMV of a share of Stock on the date of grant of the Restricted Stock Award (the “Restricted Stock Award”). Such shares of Stock shall be restricted from transfer and subject to forfeiture until they are vested as provided herein. Fifty percent (50%) of the shares of Stock subject to the Restricted Stock Award shall vest ratably on each of the first three anniversaries of its date of grant if you are then employed by RCN. The remaining 50% of the shares of Stock subject to the Restricted Stock Award shall vest ratably on each of the first three anniversaries of its date of grant if you are then employed by RCN and if the Compensation Committee of RCN’s Board of Directors (the “Board”) determines that RCN has achieved the applicable provisions of its business plan. The Compensation Committee may, in its sole discretion, elect to vest all or a portion of the Restricted Stock Award if RCN fails to achieve the applicable provisions of its business plan.

(b) The Company hereby agrees to grant you options to purchase at least 133,333 shares of Stock of RCN (the “Option Award”). The per share exercise price of the shares of Stock subject to the Option Award shall be the greater of $18.95 and the FMV of a share of Stock on the date of grant of the Option Award. Fifty percent (50%) of the Option Award shall vest and become exercisable ratably on each of the first three anniversaries of its date of grant if you are then employed by RCN. The remaining 50% of the Option Award shall vest and become exercisable ratably on each of the first three anniversaries of its date of grant if you are then employed by RCN and if the Compensation Committee of the Board determines that RCN has achieved the applicable provisions of its business plan. In no event may any portion of the Option Award be exercised more than seven years after its date of grant. The Compensation Committee may, in its sole discretion, elect to vest all or a portion of the Option Award if RCN fails to achieve the applicable provisions of its business plan.

(c) If your employment is terminated during your first year of employment with RCN (x) by RCN without Just Cause (other than due to death or Disability) or (y) by you for Good Reason, you shall vest in a pro rata portion (based on the portion of your first year of employment that has elapsed as of your termination date) of the Restricted Stock Award or Option Award that were otherwise scheduled to vest on the first anniversary of the date of grant (with the vested portion of the Option Award remaining exercisable for the one-year period following your date of termination). Upon a Change in Control of RCN, the unvested portion of the Restricted Stock Award and Option Award then held by you shall become fully vested and (in the case of the Option Award) exercisable.

(d) Except as otherwise provided herein, any unvested portion of the Restricted Stock Award and/or Option Award shall immediately be forfeited upon your termination of employment. Except as specifically provided herein, the vested portion of your Option Award shall remain exercisable for 90 days following your termination of employment for any reason and shall thereafter immediately expire; provided that if your employment is terminated due to death or Disability, the vested portion of the Option Award shall remain exercisable for the shorter of the one-year period following your applicable Date of Termination and the remainder of its original term. In addition, any portion of the Restricted Stock Award and/or Option Award that does not vest on a scheduled vesting date because the Compensation Committee of the Board fails to determine that RCN has achieved the applicable provisions of its business plan shall be immediately forfeited and canceled unless the Compensation Committee, in its sole discretion, elects to nevertheless vest all or a portion of any such award.

(e) To the extent not inconsistent with the terms hereof, the terms of the Restricted Stock Award and Option Award shall be similar to those of similar awards made to RCN’s employees generally.

(f) For purposes of this Agreement:

(i) “Just Cause” means your repeated failure to perform your material duties as assigned, your engagement in willful or intentional materially injurious acts, continual or repeated absence (unless due to illness or disability), your use of illegal drugs or impairment due to other substances, your conviction of any felony, an act of gross misconduct, fraud, embezzlement or theft or your violation of a material RCN policy. In order to

Exh. A-1

terminate you for “Just Cause”, RCN shall first give you written notice stating with specificity the reason for termination (“breach”) and, if such breach is susceptible of cure or remedy, you shall be given a period of 10 days after the giving of such notice to fully remedy or cure such breach. Notwithstanding the foregoing, you agree that RCN need not provide you with an opportunity to cure any acts of theft of cash or significant RCN property, fraud or embezzlement. RCN may terminate you for “just cause” at the end of such 10-day period if the breach is not fully remedied at that time.

(ii) “Good Reason” shall mean (a) RCN’s material breach of this Agreement (after failure to cure within thirty (30) days of receipt of written notice from you); (b) a reduction in your Base Salary or Target Bonus opportunity (that is not in either case agreed to by you); (c) a material diminution in your title or duties (as set forth in the first paragraph of the Agreement) that is not cured within thirty (30) days of receipt of written notice from you; or (d) relocation of your principal place of work more than thirty (30) miles without your consent.

(iii) “Change in Control” of RCN shall mean: (a) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of RCN; (b) all or substantially all of the assets or business of RCN are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of RCN or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); (c) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on January 1, 2005 or, if any such individual is no longer a member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was approved by a majority of the directors who then comprised the Incumbent Directors; (d) RCN adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of RCN; or (e) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this definition, “RCN” shall include any entity that succeeds to all or substantially all of the business of RCN; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

(iv) “Disability” means, as a result of your incapacity due to physical or mental illness as determined by a physician selected by you, and reasonably acceptable to RCN, you have been substantially unable to perform your duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months.

Exh. A-2

Exhibit B

Golden Parachute Gross-Up

1. In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to the agreement to which this Exhibit B is attached (including, without limitation, the accelerated vesting of equity awards held by you) (collectively, the “Company Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of such Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject you to such Excise Tax (the “Safe Harbor Limit”); provided that if the Company Payments exceed the Safe Harbor Limit by more than 10% of the Safe Harbor Limit, then you shall instead be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

2. All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to you within 15 days of the receipt of the Accounting Firm’s determination. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and you.

3. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after you are is informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of

Exh. A-3

such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Exhibit B, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4. If, after your receipt of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to this Exhibit B, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to this Exhibit B, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. Notwithstanding any other provision of this Exhibit B, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding and payment.

Exh. A-4